Exhibit C
                                                                       ---------

                                 TRANSLATION OF
                   THE AMENDED TADIRAN SHAREHOLDERS AGREEMENT

                      [TRANSLATED FROM THE HEBREW ORIGINAL]
             [Marked to show changes from 27 December 2004 original]
                             SHAREHOLDERS AGREEMENT
                 Made in Tel Aviv this 27th day of December 2004
                            As amended on 6 July 2005

BETWEEN KOOR INDUSTRIES LTD. Public Company No. 52-001414-3 of 14 Hamalacha Street, Afek Industrial Park, Rosh Ha'ayin 48091 ("Koor") of the one part AND ELBIT SYSTEMS LTD. Public Company No. 52-004302-7 of the Advanced Technology Center, Haifa 31053 ("Elbit") of the other part WHEREAS Koor and Elbit have on signing this Agreement (27 December 2004) entered into a share transfer deed (hereinafter referred to as the "Share Transfer Deed "), pursuant to which Elbit will purchase from Koor and Koor will sell to Elbit, in Stage 'A' of the Transaction, 1,700,000 Ordinary Shares of 1 NIS par value each of Tadiran Communications Ltd., which is a public company duly incorporated in Israel (hereinafter the "Company"); AND WHEREAS after the completion of Stage 'A' of the Transaction (as defined in the Share Transfer Deed), Koor will be the holder of at least 2,244,276 Ordinary Shares of 1 NIS par value each of the Company's issued share capital and Elbit will be the holder of at least 2,218,488 Ordinary Shares of 1 NIS par value each of the Company's issued share capital; AND WHEREAS in accordance with the Share Transfer Deed Elbit will purchase from Koor and Koor will sell to Elbit in Stage 'B' of the Transaction, as defined in the Share Transfer Deed, after the Amendment thereto, 623,115 2,244,276 Ordinary Shares, although there is a possibility that Stage 'B' of the Transaction will not be completed or that, even if Stage 'B' of the Transaction is completed, Elbit and Koor will both remain shareholders of the Company; AND WHEREAS according to the Share Transfer Deed , Elbit will purchase from Koor and Koor will sell to Elbit in Stage 'C' of the Transaction, as defined in the Share Transfer Deed , after the Amendment thereto, 1,621,161 Ordinary S hares, although there is a possibility that Stage 'C' of the Transaction will not be completed or that , even if Stage 'C' of the Transaction is completed, Elbit and Koor will both remain shareholders of the Company; AND WHEREAS the parties wish to set forth the overall relationship between them as shareholders of the Company, as provided below in this Agreement. C-2-2

NOW, THEREFORE, THE PARTIES HEREBY WARRANT, PROVIDE AND AGREE BETWEEN THEM AS
FOLLOWS:

1.       Preamble, Headings and Interpretation

1.1 The preamble to this Agreement constitutes an integral part hereof and one of its terms.

1.2 The clause headings in the Agreement are solely for the sake of convenience and are not to be applied in the interpretation hereof.

1.3 In this Agreement, the following expressions shall have the meanings ascribed to them, unless expressly stated otherwise: "Shares" or "Shares of the Company" means ordinary shares of 1 NIS par value each in the Company's issued share capital; "Cumulative Holdings" means all the Shares of the Company that the parties to this Agreement hold from time to time; "Transfer" means a sale, gift, realization of a lien (but not the creation of a lien), loan and any other transfer of any kind of a Share and/or any right vested in the Share's owner and/or holder, whether or not for consideration and whether voluntary or involuntary; "Stock Exchange Sale" means a sale in trading on the Stock Exchange or a sale in a transaction outside the Stock Exchange, through a broker to purchasers whose identities are not known to the seller or a sale to mutual funds in Israel or abroad or provident funds or provident fund management companies; "Qualification Conditions "means all the requirements in accordance with applicable law and pursuant to the Company's incorporation documents for a person to serve as a director of the Company, including security clearance as required in Israel for the purpose of such service; "Core Shares "means 4,462,764 Shares, constituting all the Shares that are held by Koor and/or Elbit on 27 December 2004, the date specified in the preamble to this Deed, together with all the bonus shares that may be issued in the future in respect thereof and together with all the Shares that are acquired on issue by virtue of rights that are vested in the context of a rights offering of the Company to its shareholders in respect of those Shares.

1.4 The following terms shall have the meanings ascribed to them in the Share Transfer Deed: the "First Closing Date", the "Second Closing Date", the " Third Closing D ate", the "Stage 'A' Completion Deadline", the "Stage ' B' C' Completion Deadline", the "Stage 'A' Shares", the "Stage 'B' Shares", the "Stage 'C' Shares", the "Shares Being Sold", "Stage 'A' of the Transaction", "Stage 'B' of the Transaction", "Stage 'C' of the Transaction ", the "Additional Stage", the "Companies Law", the "Stock Exchange", "General Meeting", "Free and Clear" , the "Amendment" and "Business Day".

1.5 The following terms shall have the meanings defined in Section 1 of the [Israel] Securities Law, 5728-1968 "securities", "company", "subsidiary", "acquisition of securities", "holding and acquisition" and "control".

1.6 The following terms shall have the meanings defined in Section 1 of the Companies Law: "dividend", "director", "external director", "public company", "distribution", "bonus shares", "officer", "personal interest", "transaction", "extraordinary transaction" and "act".

2. The Parties' Warranties and Undertakings Each party hereby respectively warrants and undertakes to the other as follows:

2.1 That it is a duly incorporated public company, that its number with the Companies Registrar is as appears in the preamble hereto and that no actions or proceedings for delisting, liquidation, winding-up, receivership or like acts have been taken or are being threatened against it.

2.2 That there is no legal or other impediment to its entering into this Agreement and that this Agreement and the performance of its obligations pursuant hereto are not contrary to any judgment, order or direction of a court, to any contract, understanding or agreement to which it is a party, to its incorporation documents or to any other of its obligations, whether by virtue of a contract (oral, by conduct or written) or by virtue of law.

2.3 That by the time this Agreement enters into effect as provided in Clause 7 below, all the approvals, consents and permits will be obtained and all the necessary proceedings will have been performed, including the approvals of any authorities, government entities or any other body, for its entering into this Agreement and performing its obligations pursuant hereto, and that the signatories on its behalf are those who are empowered to sign this Agreement on its behalf, subject in all cases to obtaining the approval of Elbit's audit committee, board of directors and General Meeting and obtaining the approval of Koor's board of directors to the parties' entering into and performing this Agreement and the Share Transfer Deed.

2.4 That it is not a party to any voting agreement or other arrangement concerning the Company's Shares with other shareholders of the Company, save for the other party hereto, and it will not enter into any such agreement and/or arrangement so long as this Agreement is in force, except in accordance with the provisions of this Agreement and subject to the provisions of Clause 5.11 below.

3. Arrangements after the Completion of Stage 'A' of the Transaction After the completion of Stage 'A' of the Transaction, as provided in the Share Transfer Deed, and until the Second Closing Date or the Stage 'B' Completion Deadline, whichever is earlier, and without derogating from the provisions of the Share Transfer Deed, the following arrangements shall apply between the parties in connection with the Company's management:

3.1 On completion of Stage 'A' of the Transaction, directors shall be appointed to the Company's board of directors in accordance with Elbit's nomination, as provided in Clause 10.6 of the Share Transfer Deed, and the provisions of Clause 10.6 of the Share Transfer Deed shall be deemed part of this Agreement's provisions.

3.2 Subject to applicable law, the parties shall act so that on every board of directors' committee of the Company, other than the audit committee, there shall serve at least one director nominated by Elbit, as provided in Clause 3.1 above.

3.3 Subject to applicable law, the parties shall act so that a director of the Company, who has been nominated for the office by Elbit, shall serve as chairperson of the Company's finance committee.

3.4 Notwithstanding the provisions of Clauses 3.1 and 3.2 above, should Koor exercise its right to defer the Stage 'B' Completion Deadline from 30 September 2005 until 30 April 2006, as provided in Clause 12.1.3 of the Share Transfer Deed (hereinafter the " Additional Period "), the following arrangements shall apply between the parties during the Additional Period with respect to the appointment of directors:

         3.4.1 On commencement of the Additional Period, an additional director nominated by Elbit shall be appointed to the Company's board of directors so that there shall be a total of 12 (twelve) directors on the Company's board of directors, of whom four (4) shall have been nominated by Elbit, provided that they meet all the Qualification Conditions. Subject to applicable law, the parties shall act so that on every board of directors' committee, at least one third of the committee members shall be directors who were nominated for their office by Elbit, provided that in any event at least one director nominated by Elbit shall serve on every board of directors' committee of the Company, other than the audit committee.

         3.4.2    The parties undertake to act so that the provisions of Clause
                  3.4.1 shall take effect as of the commencement of the Additional Period including, if necessary, by calling a shareholders meeting of the Company on the agenda of which shall be such appointment of the director, and they undertake to support the appointment of the director in accordance with Elbit's nomination at that meeting, as provided in Clause
                  3.4.1. 3. After the First Closing Date 5 and during the Additional Period 4 , the parties shall cooperate at every General Meeting of the Company on the agenda of which is the appointment of directors to the Company, and they shall vote at every such meeting in favor of appointing directors in accordance with Elbit's nomination, as provided in Clause 3.1 or 3.4 of this Agreement , as the case may be , and in favor of the appointment of all the other directors of the Company, including the external directors, in accordance with Koor's nomination.

4. Arrangements after Completion of Stage ' B' C' of the Transaction or After Completion of the Additional Stage After and subject to completion of Stage 'B'C' of the Transaction or after completion of the Additional Stage as provided in the Share Transfer Deed, and without derogating from the provisions of the Share Transfer Deed, if and to the extent that after completion of Stage 'B'C' of the Transaction or of the Additional Stage Koor is a shareholder of the Company, the following arrangements shall apply between the parties in connection with their holdings in the Company:

4.1 Koor undertakes to participate in every General Meeting and vote in respect of all the Shares held by it on every matter and/or decision that is referred for a resolution of the Company's shareholders in accordance with written instructions that are given to it by Elbit at least seven days before the date the applicable resolution is to be voted on by the Company's shareholders, unless the parties otherwise agree in writing. Koor's said undertaking shall not apply with respect to a resolution of the shareholders concerning the approval of a transaction of the Company in which Elbit or Elbit's controlling shareholders or officers, or any of them, has a personal interest, if such voting as required by Elbit would cause Koor to breach any obligations imposed on it by law. For the avoidance of doubt, it is hereby clarified that Koor shall not be entitled to appoint directors on its own behalf by virtue of its holding those Shares.

4.2 Koor hereby grants Elbit options to purchase from it all or any of the Shares that are issued to or vested in Koor by the Company after the signature of this Agreement (in this Clause the "Additional Shares "), in whole or in part, such Additional Shares being Free and Clear, under the following time periods and conditions:

         4.2.1 During the 90 day period commencing on the Second Closing Date (in this Clause the " Base Date" ), Elbit shall have the right to provide Koor written notice of Elbit's desire to purchase any or all of the Additional Shares on the terms set out in Clauses 4.2.4, 4.2.8 below. Koor undertakes that until the end of said period it will not sell or Transfer the Additional Shares. After the end of the said period, Koor may, without any restriction, sell not more than one-half of the Additional Shares. 4.2.2 During the period commencing at the end of 90 days from the Base Date and ending 180 days from the Base Date, Elbit shall have the right to provide Koor written notice of Elbit's desire to purchase any or all of a quantity of Additional Shares not exceeding half the Additional Shares, on the terms set out in Clauses 4.2.4--4.2.8 below, if those Shares have not yet been purchased by Elbit as provided in Clause 4.2.1 above. After the end to said period, Koor may, without any restriction, sell a further amount of Additional Shares, so that the total of Additional Shares sold by Koor as provided in Clauses 4.2.1--4.2.2 does not exceed three-quarters of the Additional Shares. 4.2.3. During the period commencing at the end of 180 days from the Base Date and ending 365 days from the Base Date, Elbit shall have the right to provide Koor written notice of Elbit's desire to purchase any or all Additional Shares not exceeding one-quarter of the Additional Shares, on the terms set out in Clauses 4.2.4--4.2.8 below, if those Shares have not yet been purchased by Elbit as provided in clauses 4.2.1 and 4.2.2 above. After the end of said period, Koor may sell all the Additional Shares without any restriction.

         4.2.2 The Additional Shares shall be purchased for consideration in respect of each Additional Share equal to the average between the price per Share at which the Additional Shares were issued to Koor by the Company or vested in Koor by the Company, less any dividend distributed for each Share by the Company, commencing from the date on which Koor was issued to or vested in it until the Option Transaction Completion Date, as defined below, and the price per Share of the Company on the Stock Exchange. For this purpose, the " Stock Exchange Price Per Share of the Company " shall be the average price of the Share at the end of each of the ten Stock Exchange trading days preceding the date on which notice is provided by Elbit with respect to the option's exercise.

         4.2.3 Should option exercise notice be provided by Elbit in accordance with Clauses 4.2.1--4.2.3 with respect to any or all of the Additional Shares, the sale of the Shares in respect of which the option has been exercised shall be completed within 14 Business Days after the notice is given (in this Clause the "Option Transaction Completion Date "). On the Option Transaction Completion Date Elbit shall remit to Koor the consideration for the Additional Shares in respect of which exercise notice has been given by Elbit by bank transfer to Koor's account of which Koor shall give Elbit written notice at least five Business Days before the Option Transaction Completion Date, and upon the remittance of the consideration Koor shall transfer to Elbit the Additional Shares in respect of which exercise notice is given by Elbit, Free and Clear, to Elbit's securities account, the details of which shall be given to Koor by Elbit by written notice at least five Business Days before the Option Transaction Completion Date.

         4.2.4 If the Company distributes bonus shares or a dividend in kind to its shareholders before the option transaction exercise date, the consideration shall not be adjusted but the Shares Being Sold on the option transaction exercise date shall be subject to the addition of the bonus shares, Free and Clear, or assets received as dividend in kind (gross) with respect to the Shares Being Sold, Free and Clear, without Elbit being required to pay additional consideration for them.

         4.2.5 If the Company makes a consolidation, reduction or sub-division of its share capital or does any other act of similar effect, the price per Share and the number of the Additional Shares Being Sold shall be adjusted pro rata to the consolidation or sub-division.

5. Arrangements between the Parties if Stage 'B' of the Transaction is not Completed after Completion of Stage 'B' of the Transaction After completion of Stage 'B' of the Transaction as provided in the Share Transfer Deed and for so long as Stage 'C' of the Transaction or the Additional Stage has not been completed, including if Stage 'C' of the Transaction is rescinded or not performed or if the Additional Stage is rescinded or not performed, the following arrangements shall apply as between the parties in connection with the management of the Company and in respect of all the Cumulative Holdings. If after the Stage 'B' Completion Deadline, including any extension of that date in accordance with the Share Transfer Deed, Stage 'B' of the Transaction is not completed, the following arrangements shall apply between the parties in respect of the Cumulative Holdings: Board of Directors.

5.1 So long as the holdings of each of the parties hereto are not less than the Minimum Holding Percentage 12% of the Company's issued share capital , the parties shall act and vote by virtue of all the cumulative Holdings so that there shall be 12 directors on the board of the Company including five who are nominated for office by Elbit, five who are nominated for office by Koor and two external directors, provided that all the directors shall meet the Qualification Conditions. The parties shall also act subject to applicable law so that on all the board of directors' committees there shall be equal representation of the directors who are nominated for office by each party. The parties undertake to act so that this provision is implemented, including, if necessary, by calling a shareholders' meeting of the Company as soon as possible in accordance with applicable law, on the agenda of which shall be the appointment of directors as aforesaid, and they undertake to support the appointment of directors as aforesaid at that meeting. For the purpose of the provisions of this Clause 5, the "Minimum Holding Percentage" is 1,478,181 Ordinary Shares, together with all the bonus shares that are allotted in respect of such quantity of shares and all the shares that are acquired on allotment by virtue of rights that are vested in the scope of a rights offer by the Company to its shareholders in respect of such quantity of shares as from the date the Amendment to this Shareholders Agreement becomes effective.

5.2      (a)      When the term of office of the first of the two external
         directors serving on the Company's board of directors on the date of signing this Agreement comes to an end, Elbit shall be entitled to nominate a different candidate for the office of external director in his place. When the term of office of the other of the two external directors serving on the Company's board of directors on the date of signing this Agreement comes to an end, Koor shall be entitled to nominate another candidate for the position of external director in his place. Each party shall act and vote by virtue of all the Shares of the Company that are held by it in favor of the appointment of the candidate nominated by the other party to the position of external director as aforesaid. Said arrangement shall also continue in similar fashion in respect of the appointment to the Company's board of directors of the subsequent external directors so long as there is a legal duty to appoint external directors.


         (b) In addition , during the period until the Stage 'C' Completion Deadline, if one or two of the five directors who have been appointed on the recommendation of Elbit meet the qualification conditions of an external director, Elbit shall be entitled to propose that the same number of directors (namely one or two) of the five who have been appointed on the recommendation of Koor shall meet the qualification conditions of an external director, and Koor will use its best efforts, subject to applicable law, to implement Elbit's proposal.

5.3 Subject to applicable law, the parties shall act so that the Company's articles of association are amended to the effect that the chairperson of the Company's board of directors shall be elected by the Company's General Meeting from among the directors who are then in office, whose office will not expire before the end of that General Meeting or from among the new directors who are elected to office at that General Meeting. It is agreed that until 31 December 2006, the chairperson of the Company's board of directors , for the period of the first 24 month s after completion of Stage 'B' of the Transaction, shall be a director recommended to that post by Elbit and thereafter for a term of 24 months Koor. Thereafter , the post shall be held by a director recommended to the post by Koor and so on and so forth. Elbit for a period of 24 months, and thereafter the chairperson of the board of directors shall be replaced every 24 months. The parties shall act by virtue of the Cumulative Holdings to vote in favor of nominees as aforesaid.

5.4 Subject to applicable law, the parties shall act so that so long as a director recommended by one of the parties hereto serves as chairperson of the Company's board of directors, the Company's finance committee shall be chaired by a director recommended to the post by the other party hereto.

5.5 If either of the parties wishes the Company to prepare its financial statements also in accordance with US Generally Accepted Accounting Principles (U.S. GAAP) , the other party undertakes, subject to applicable law, to support the same and also to support passing any resolution required for the same by any organ of the Company whose resolution in such respect is necessary.

5.6 Should the holdings of either of the parties fall below 5 the 6 Minimum Holding Percentage and provided that its holdings do not fall to 12% of the Company's issued share capital but so long as they are not less than 9% of the Company's issued share capital, that party shall be entitled to a number of directors equal to its percentage holdings in the Company divided by the total Cumulative Holdings multiplied by the number of directors serving in the Company (rounded to the nearest whole number), provided that the number of directors who are appointed on the recommendation of that party shall not be less than 20% of the number of directors serving in the Company (rounded up to a whole number).

5.7 Should the holdings of either of the parties fall below the Minimum Holding Percentage and also 6 Should the holdings of either of the parties fall 7 below 9% of the issued share capital of the Company , provided that its holdings but so long as they have not fallen below 5% of the Company's issued share capital, that party shall be entitled to a number of directors equal to its percentage holdings in the Company divided by the total Cumulative Holdings multiplied by the number of directors serving in the Company (rounded to the nearest whole number).

5.8 Should the holdings of either of the parties fall below 7 the Minimum Holding Percentage and also below 8 5% of the issued share capital of the Company, that party shall not be entitled, pursuant to this Agreement, to representation on the Company's board of directors.

5.9 It is hereby clarified that if the holdings of a party to the Agreement fall below the percentages specified in Clauses 5.5 to 5.8 above and as a result thereof the number of directors appointed on its recommendation is reduced, as the case may be, that party shall not be entitled to reinstate representation in addition to the representation retained by it, if at all, on the Company's board of directors, even if it subsequently acquires Shares of the Company and again increases its holdings beyond said percentages. General Meeting. The parties shall coordinate between them in advance the manner in which they will vote on every resolution in the Company's 9 General Meeting. Subject to the provisions of Clauses 5.1 to 5.109 8 above, the parties shall act and vote by virtue of all the Cumulative Holdings against any proposed resolution in the Company's General Meeting, unless it is first agreed in writing between them to vote in its favor.

5.10 Should the holdings of a party fall below 10 the Minimum Holding Percentage, provided that its holdings 1112% of the Company's issued share capital but so long as they have not fallen below 9% of the Company's issued share capital, the provisions of Clause 5. 9 10 above shall not apply between the parties.

5.11 Notwithstanding the provisions of Clause 5.129 11 above, if the holdings of a party (in this Clause the "First Party") fall below the Minimum Holding Percentage and also below 9% of the Company's issued share capital(in this Clause the "First Party"), the First Party undertakes to vote with all its Shares in the Company at every General Meeting in accordance with the other party's instructions, to be given to it in writing at least four days prior to the date of each meeting, except in connection with a shareholders' resolution concerning the approval of a transaction of the Company in which the other party or its controlling shareholders or officers, or any of them, has a personal interest, if so voting would cause the First Party to breach duties imposed on it by law.

5.12 The other party shall not require the First Party's prior consent as regards its voting by virtue of the Company's shares. Moreover, if the holdings of a party fall below the Minimum Holding Percentage and below 9% of the Company's issued share capital, that party alone shall be bound by the provisions of Clause 2.4 of this Agreement, without the other party being so bound, provided that said party's rights pursuant to this Agreement are not impaired. Right of First Refusal 5.

5.13 A Transfer of Company Shares from the Core Shares by either of the parties shall not be effective unless made in accordance with 12 the provisions of this Agreement (including a forced sale in receivership or execution proceedings).

5.14 If either of the parties (in this Clause the "13 Offeror 14") wishes to Transfer all or any of the Core Shares it holds to a third party, it shall first offer them to the other party (in this Clause the " Offeree ") on the terms and in the manner set out below (in this Clause the " Offer "). The parties hereby give their consent to the granting of a temporary and/or permanent injunction against the making of a transaction that does not comply with the terms of the Clause, and they agree that any transaction whereby either of the parties purports to Transfer the Company's Shares otherwise than in accordance with these provisions shall be null and void.

5.15 The Offer shall be made in writing and sent to the Offeree. In the Offer, the Offeror shall detail the number of Core Shares that are offered for Transfer (in this Clause the "15 Offered Shares 16"), their class, the price requested for each Share (which shall be payable only in cash) and all the material commercial terms in connection with the Transfer, together with the identity of the purchaser (in this Clause the " Purchaser "), and insofar as the Purchaser is a company, the identity of its controlling shareholders, to the best of the Offeror's knowledge, through the private individuals who control the Purchaser and/or to the companies that control the Purchaser, whose shares are listed for trading on a stock exchange in Israel or the United States. Without derogating from the provisions of Clause 5.21-22 below, in the case of a sale to an insurance company in Israel, which is purchasing the Shares for investments that are not for its "nostro" and/or to a provident fund and/or trust fund and/or pension fund in Israel, the Offeror shall be entitled to detail a number of insurance companies that are purchasing the Shares otherwise than for their "nostro", and/or provident funds and/or trust funds and/or pension funds, one of which will be the Purchaser. Moreover, in the event of a sale to a provident fund or trust fund or pension fund in Israel, the Offeror need not detail the identity of their controlling shareholders. The Offeree shall keep the contents of the Offer confidential, except as may be necessary in order to exercise its rights pursuant to this Agreement.

5.16 The Offeree shall be entitled to give written notice to the Offeror within a period of 21 Business Days from the date of receiving 16 the Offer (in this Clause the "17 Notice Period ") that it wishes to accept the Offer and purchase all the Shares offered at the price and on the terms of the Offer (in this Clause the " Acceptance Notice ") or that it does not accept the Offer.

5.17 Should Acceptance Notice be given by the Offeree during the Notice Period, the Shares offered shall be transferred to the Offeree 18 within 14 Business Days of the end of the Notice Period (in this Clause the " Exercise Period "), Free and Clear, in consideration for payment of the price specified in the Offer and on the terms specified in the Offer. Notwithstanding the foregoing if an approval required by law for the Transfer of the Shares offered to the Offeree cannot be obtained during the Exercise Period, the Exercise Period shall be extended by a further period of not more than 21 Business Day (hereinafter in this Clause the "Additional Period"), provided that on obtaining all the approvals required bylaw during the Additional Period, the Shares offered shall be transferred and the consideration for them shall be paid within two Business Days of the end of the Additional Period.

5.18 Should Acceptance Notice not be given at the end of the Notice Period or should notice be given to the effect that the Offeree is 18 not accepting the Offer (in this Clause the "19 Rejection Notice" ) or should the transaction not be completed within two Business Days of the end of the Additional Period otherwise than due to the Offeror's breach, the Offeror may Transfer to the Purchaser the Shares offered in consideration for the price specified in the Offer or at a higher price and on the material commercial terms prescribed in the Offer or commercial terms more favorable to the seller, provided that the Shares offered shall be transferred to the Purchaser and all the rights and obligations in accordance with the provisions of this Agreement shall be assigned to it, and provided that the Purchaser assumes all the rights and obligations in accordance with the provisions of this Agreement, subject to the provisions of Clause 5.23 below, within a period of 90 Business Days from the end of the Notice Period or from the time the Rejection Notice is given, whichever is earlier.

5.19 For the purposes of Clauses 5.19122015 - 5. 18 19 above, a Transfer of Shares from the Core Shares by way of a distribution of a dividend in kind by Koor to its shareholders shall be treated as a Share Transfer made on the date determining the rights to receive the dividend in kind by Koor's shareholders, and such Transfer shall be treated as though made at the average closing price of the Company's Share on the Stock Exchange during the 12 trading days before, and during the 12 trading days after, the date of giving Koor's written Offer as provided in Clause 5. 13 14 above.

5.20 Notwithstanding the provisions of this Clause 5, a Transfer of Shares from the Core Shares by a party hereto to a related entity 20 shall not be subject to the provisions of this Clause but such a Transfer shall be prohibited and shall be ineffective unless the 21 transferor and transferee have jointly and severally assumed all the transferor's obligations pursuant to this Agreement and confirmed the same in a written notice given in advance to the other party hereto, duly signed by the transferor and the transferee. In this Agreement a "related entity" to a party to the Agreement means a person or entity that controls it or is controlled by it or is under the same control as it, and also an entity to which Shares in the Company are transferred by a party hereto in the course of the transferor party's merger into that entity, pursuant to which the transferor's legal personality is nullified.

5.21 Notwithstanding the provisions of this Clause 5, a sale on the Stock Exchange of Shares from the Core Shares by a party hereto 21 shall not be subject to the provisions of this Clause 5, provided that it meets all the following conditions:

         (a) a party to this 22 Agreement shall not sell more than 3% of the Company's issued share capital during a period of 12 months; and

         (b) a party to the Agreement shall not sell more than 1.5% of the Company's issued share capital in the course of one transaction or one act. Nevertheless, if a party's total holdings of the Company's Shares fall below 5% of the Company's issued share capital, that party may sell the Shares in the course of trading on the Stock Exchange without the application of the provisions of Clauses 5. 12 13 to 5.21.

         For the avoidance of doubt, the provisions of this Clause 5 shall apply in full to a sale outside the Stock Exchange of Shares from the Core Shares but they shall not apply to a sale on the Stock Exchange or off the Stock Exchange of Shares that are not Core Shares. Share Purchase Option.

5.22 Koor hereby grants Elbit options to purchase from it Shares that are not part of the Core Shares, which have been issued to Koor by the Company or vested in Koor by the Company after signature of the Share Transfer Deed, at the times and on the terms set out in Clause 4.2 above, mutatis mutandis.

5.23 Condition for Transferring Shares and Joining the Shareholders Agreement Without derogating from the other provisions of this Agreement, including this Clause 5, it is agreed that on any Transfer of Shares from the Core Shares by a party hereto (in this Clause the "Transferor Party") the following provisions shall apply: If the Transferor Party wishes to Transfer all or any of the Core Shares it holds, the Transferor Party may not do so and such a Transfer shall be ineffective unless the recipient of the Shares being transferred (in this Clause the "Acquiror") assumes all the rights and obligations pursuant to this Agreement so that the Transferor Party and the Acquiror shall be jointly entitled to the rights of the Transferor Party pursuant to this Agreement (but not more) and so that the Transferor Party and the Acquiror shall be jointly and severally liable for all the Transferor Party's obligations pursuant to this Agreement, and provided that the number of shareholders that hold the Transferor Party's rights and obligations pursuant to this Agreement shall not exceed two.

6.       Provisions Regarding the Appointment and Replacement of Directors

6.1 If a party to this Agreement requests to replace or bring to an end the term of office of a director nominated to the Company's board of directors by that party, the parties shall act insofar as necessary to hold a General Meeting of the Company and vote in favor of a proposal to remove such a director from office and appoint another director in his place in accordance with the nomination of the party seeking to remove such director from office as aforesaid.

6.2 The parties shall vote against a proposal to remove a member of the Company's board of directors from office, if his nomination for the office was proposed by Koor or Elbit, unless the party to this Agreement that nominated said director's appointment directs otherwise in advance and in writing.

6.3 If the position of a member of the board of directors who was elected in accordance with the nomination of Koor or Elbit is vacated for any reason, the parties shall act insofar as necessary to hold a General Meeting of the Company and vote in favor of removing from office a director who has been appointed by the Company's board of directors in place of the board member whose position has been vacated, if so appointed, and in favor of appointing the candidate nominated by Koor or Elbit, as the case may be, for the position of board member instead of the board member whose position has been vacated, provided that such nominee meets the Qualification Conditions.

6.4 Before any General Meeting of the Company on the agenda of which is the appointment of directors in the Company, and in accordance with the provisions of the Company's articles of association and applicable law, each party shall give written notice to the Company, with a copy to the other, of the candidates nominated by it for the position of director in the Company.

7.       The Term of the Agreement

7.1 This Agreement shall enter into effect on the First Closing Date and remain in force so long as the parties hereto together hold Shares of the Company entitling them to at least 15% of the voting rights in the Company, provided that each party hereto holds Shares of the Company.

7.2 Should the holdings of a party or the parties to this Agreement, as the case may be, fall below the percentages set out in Clause 7.1 above, this Agreement shall automatically expire and not vest any rights in either of the parties hereto or impose any obligations on either of them . The provisions of the Agreement shall not be renewed or again become effective, even if the holdings of a party or parties to this Agreement increase after it has expired as provided in this Clause.

8.       Confidentiality and Notices

8.1 Subject to applicable law and the provisions of Clause 8.2 below, the parties shall not publish or provide information to any third party in connection with this Agreement without the other party's prior written consent to the publication and its contents.

8.2 The parties shall provide all the reports required by applicable law concerning entering into and performing this Agreement as required by applicable law, by prior coordination, if and insofar as legally possible, with the other party hereto.

8.3 The parties shall use Confidential Information that comes into their possession in connection with this Agreement or the Company solely for the performance of their obligations pursuant to this Agreement, and they shall not in any manner provide Confidential Information to any third party.

8.4 For the purpose of this Clause 8.3, "Confidential Information"--means any information relating to the parties hereto and/or the Company, other than (a) information that was in the public domain or came into the public domain otherwise than due to a breach of this Agreement by a party hereto; and (b) information the disclosure of which is required by law.

8.5 The obligations pursuant to Clauses 8.1 to 8.4 of this Agreement are not limited in time.

9.       Miscellaneous

9.1 Any modification, amendment and/or addendum, waiver, extension, concession or failure to exercise a right pursuant to this Agreement shall only be effective if done in an express document signed by all the parties hereto and shall only apply to the case specified in such document as aforesaid and shall not derogate from other rights of a party pursuant to this Agreement.

9.2 The parties hereto may extend or reduce any time specified in this Agreement and waive the performance of any of this Agreement's provisions, either once or several times, by written notice signed by two officers of Koor and of Elbit, without any further authority being necessary.

9.3 No conduct by either of the parties shall be construed as a waiver of any of its rights pursuant to this Agreement and/or by law or as its waiver of or acquiescence in any breach or non-performance of the terms of the Agreement by the other party or as granting a postponement or extension or as a modification, cancellation or addition of any condition, unless done expressly and in writing.

9.4 This Agreement fully contains, embodies, merges, expresses and exhausts all the understandings of the parties hereto solely in respect of the matters mentioned herein. Any promises, guarantees, undertakings or representations with regard to the subject matter of this Agreement that were given or made by the parties prior to entering into this Agreement, in writing or orally, that are not specifically expressed herein, shall not augment, modify or derogate from the rights and obligations prescribed herein, and the parties shall not be bound by them, insofar as they were bound, as from the date of this Agreement. Without derogating from the generality of the foregoing, the documents exchanged between the parties before the signature hereof, including the drafts exchanged between them, shall have no significance in the interpretation of this Agreement. For the avoidance of doubt, the terms of the shareholders agreement made between Koor, Federmann Enterprises Ltd. and HERIS AKTIENGESELLSCHAFT, contemporaneously with the signature of this Agreement shall not be applied in the interpretation of this Agreement.

9.5 Unless otherwise expressly provided in this Agreement, the parties hereto may not assign or transfer their rights or obligations under this Agreement to any third party or perform this Agreement through any third party, unless the other party's prior written consent has been obtained, and nothing in this Agreement shall be deemed to vest any right in anyone who is not a party hereto.

9.6 Should either of the parties not enforce or delay in enforcing any of the rights vested in it pursuant to this Agreement and/or by law, in a particular case or series of cases, such shall not be construed as a waiver of said right or of any other rights.

9.7 This Agreement shall be governed by the laws of the State of Israel. Sole and exclusive jurisdiction in all matters relating to this Agreement is vested only in the courts of the District Court in the City of Tel Aviv--Jaffa and in them alone, and no other court shall have jurisdiction.

9.8 Notices under this Agreement shall be given in writing to the parties' addresses as set out in the preamble hereto and/or to such other addresses of which the parties give notice in accordance with the provisions of this Clause. Any notice sent by one party to the other by registered mail shall be deemed to have reached the addressee following the passage of three days from the date of being posted and notice that is delivered in person by 17:00 hours on any Business Day shall be treated as received on delivery, or if delivered after 17:00 hours on any Business Day, then on the first Business Day after its delivery.

9.9 The provisions of the Amendment shall become effective immediately after obtaining (1) due approval of the General Meeting of Elbit for Elbit to enter into the Amendment and also (2) due approval of the General Meeting of Elbit for Elbit to enter into the Elisra Transaction , as defined in the S hare Transfer Deed. If the approvals of the General Meeting of Elbit as mentioned in (1) and (2) above are not obtained by 6 September 2005 or if it is not possible to complete Stage 'B' of the Transaction on the Second C losing D ate (as those terms are defined in the Share Transfer Deed after the Amendment) for any reason except for an impediment due to a breach of the Share Transfer Deed, the provisions of the Amendment shall be ineffective and neither of the parties shall have any claim or cause of action against the other, without the same derogating from the validity of the provisions of the S hare Transfer Deed and the provisions of this Agreement, as existing prior to making the Amendment, and the original provisions of the S hare Transfer Deed and this Agreement, prior to the Amendment, shall remain in force.


IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT:

(signed) .................................................................
KOOR INDUSTRIES LTD.



(signed) .................................................................
ELBIT SYSTEMS LTD.